PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net Income to EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 3,	July 28,	August 3,	July 28,
	2014	2013	2014	2013
GAAP Net Income (a)	$7,344	$6,364	$25,336	$14,665

Add: interest expense	1,809	1,909	5,609	5,707
Add: income tax expense	2,545	2,689	7,291	6,155
Add: depreciation and amortization	21,292	17,212	57,264	53,954
Add (less): special items (b)	981	993	(10,787)	2,818
	$33,791	$29,167	$84,713	$83,299

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of stock compensation expense, and in 2014 noncash gain on acquisition of DNP Photomask Technology Taiwan, Co., Ltd., a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd., and related acquisition transaction expenses.